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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to this Registration Statement of Vital Living, Inc. on Form SB-2 of our report dated April 1, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Vital Living, Inc. as of December 31, 2001 and for the period from inception (January 22, 2001) through December 31, 2001, and to the use of our report dated April 1, 2002 appearing in the Prospectus, which is a part of this Registration Statement. We consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Weaver & Martin, LLC
Kansas City, Missouri
June 14, 2003